UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Arris Group, Inc.
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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2014

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 14, 2014, at 10:00 a.m. local time, for the purposes of:

1.	electing nine directors;

2.	voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in the Proxy Statement;

3.	ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014; and

4.	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

These matters are more fully described in the Proxy Statement accompanying this notice.

As stockholders of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. A broker or other nominee will NOT be able to vote your shares with respect to the matters expected to be considered (other than matters (3) and (4)) if you have not provided directions to your broker or other nominee. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder. Therefore, We urge you to promptly vote and submit your proxy by Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have submitted your proxy.

The Board of Directors fixed the close of business on March 17, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of our 2013 Annual Report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

Suwanee, Georgia

April 9, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2014

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2013 Form 10-K and the Proxy Statement, are available over the Internet at www.arrisi.com/proxy.

SUMMARY

This summary highlights information contained in the Proxy Statement. Since this summary does not contain all of that information, you are encouraged to read the entire Proxy Statement before voting.

Annual Meeting of Stockholders

• Time and Date:	10:00 a.m., local time, on Wednesday, May 14, 2014

• Place:	ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024

• Record Date:	March 17, 2014

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Recommendations

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the retention of Ernst & Young LLP	FOR

Director Nominees

The following table provides summary information about each nominee. Directors are elected annually. ARRIS has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					AC	CC	GC
Alex B. Best	73	2003	Former Executive Vice President, Cox Communications, Inc.	X		X	X
Harry L. Bosco	68	2002	Former Chairman, President and CEO, OpNext, Inc.	X*	X	X
James A. Chiddix	68	2009	Former Chairman and CEO, OpenTV Corporation	X			C
Andrew T. Heller	58	2011	Former Vice Chairman, Turner Broadcasting System, Inc.; Board member of Starz	X			X
Matthew B. Kearney	74	2003	Former President & CFO, Griffin Gaming & Entertainment, Inc.	X	C
Robert J. Stanzione	66	1998	Chairman & CEO, ARRIS Group, Inc.
Doreen A. Toben	64	2013	Former Executive Vice President, Verizon Communications, Inc.	X	X
Debora J. Wilson	56	2011	Former President & CEO, The Weather Channel Inc.	X		C
David A. Woodle	58	2007	Chairman & CEO, Nano Horizons, Inc.	X			X

* Lead Independent Director AC Audit Committee CC Compensation Committee	GC Nominating and Corporate Governance Committee C Chair X Member

Executive Compensation Advisory Vote

We are asking stockholders to approve on an advisory basis our named executive officer compensation. The compensation paid to our named executive officers reflects the following principles of our compensation program:

•

Competitive Pay.    Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company. We target the 50th percentile of the Peer Group for our base pay and annual cash compensation

•

Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with stockholders.    Our executives’ interests must be aligned with the interests of our stockholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value. We target the 75th percentile for our annual long-term equity awards, one-half of which are performance-based.

For more information on the Company’s executive compensation programs, please see Proposal Number 2 — Approval, on a Non-binding Advisory Basis, of Executive Compensation as Disclosed in These Proxy Materials and Compensation Discussion and Analysis in the Proxy Statement.

2013 Executive Compensation Highlights

Compensation awarded to, earned by or paid to the Company’s named executive officers during 2013 is set forth in the Summary Compensation Table and described in the Compensation Discussion and Analysis section in the Proxy Statement. The table below is an overview of the total annual direct compensation received by our named executive officers in 2013, which indicates the significance of incentive compensation relative to base salary. The table does not include all of the information included in the Summary Compensation Table and, in particular, excludes certain one-time restricted stock awards described in the Proxy Statement.

Name	Salary ($)	Annual Cash Incentive Awards ($)	Annual Long-Term Incentive Awards ($)	Total Annual Direct Compensation ($)
Robert J. Stanzione	833,292	931,656	3,499,897	5,264,845
David B. Potts	458,375	306,648	1,012,533	1,777,556
Lawrence A. Margolis	443,333	293,871	880,008	1,617,212
Bruce McClelland	441,332	293,871	870,088	1,605,291
Ronald M. Coppock	377,167	249,152	780,033	1,406,352

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014. This firm has audited the accounts of the Company since 1993. Set forth below is summary information with respect to Ernst & Young LLP’s fees for services provided in 2013 and 2012.

Type of Fees	2013	2012
	(in thousands)
Audit Fees	$8,167	$2,160
Audit-Related Fees	139	1,650
Tax Fees	846	264
Other Fees	2,807	—
Total	$11,959	$4,074

i

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

OF ARRIS GROUP, INC.

To Be Held May 14, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on May 14, 2014 at 10:00 a.m. local time at the Company’s corporate headquarters, and any adjournment(s) thereof. The Company’s corporate headquarters are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This Proxy Statement and form of proxy are first being mailed to stockholders on or about April 9, 2014.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, e-mail or letter. The costs of this solicitation will be borne by the Company. The Company will request brokerage houses, nominees and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation for a fee of approximately $8,000 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted IN FAVOR OF Proposal 1 to elect as directors the nominees listed below, IN FAVOR OF Proposal 2 to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, IN FAVOR OF Proposal 3 to ratify the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014, and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors fixed the close of business on March 17, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 142,695,256 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy, whether or not such proxy is voted.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or other issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies that contain a broker non-vote, however, are counted towards a quorum and are voted on the matters as instructed where instructions have been indicated. If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•

Proposal 1 (Election of Directors) — In the absence of a contested election, a nominee who does not receive the affirmative vote of a majority of the votes cast for the election of directors is required to tender his or her resignation. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

•

Proposal 2 (Approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials) — Approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials requires the affirmative votes of the holders of the majority of the vote cast on this proposal.

•

Proposal 3 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board of Directors acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at nine. Upon their re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board and Mr. Bosco is expected to serve as Lead Independent Director.

The Company’s By-Laws provide for a majority voting standard in the election of Directors. In the absence of a contested election (as defined in the By-Laws), each nominee shall be elected by the vote of a majority of the votes cast for such nominee. If a nominee who is an incumbent director (in the absence of a contested election) is not elected, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will consider the resignation and make a recommendation to the Board of Directors. The Board of Directors must determine whether to accept the resignation and must publicly disclose its decision and the rationale behind its decision within ninety days from the date of the certification of the shareholder vote. If a director’s resignation is accepted or a nominee who is not an incumbent director is not elected, the Board of Directors may fill the resultant vacancy by appointment or election or may reduce the size of the Board pursuant to the By-Laws of the Company.

Ian Craig, after 16 years of dedicated service as a director, will be retiring at the Annual Meeting. Over this period Mr. Craig has provided tremendous insight into the industry as well as strategic guidance and leadership for the Company. His input and other contributions will be missed.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2015

Name:	Alex B. Best
Age:	73
Director since:	2003
ARRIS Board Committees:	Compensation Committee and Nominating and Corporate Governance Committee

Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.

Director skills and qualifications:	Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.). Mr. Best is being inducted into the Cable Center’s Cable Hall of Fame at its 2014 annual Cable Show in April.

Name:	Harry L. Bosco
Age:	68
Director since:	2002
ARRIS Board Committees:	Audit Committee, Compensation Committee and Lead Independent Director

Principal occupation and recent business experience:	Mr. Bosco served as the Chief Executive Officer and President of OpNext, Inc. from 2000 until 2009, when he became the Chairman of the Board. In 2010, Mr. Bosco assumed the interim CEO position of Opnext, in addition to Chairman of the Board, until, 2012, when Opnext merged with Oclaro. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.

Other directorships:	Oclaro (July 2012 to January 2014) and GSIG

Director skills and qualifications:	Mr. Bosco brings to the Board broad recent experience as an executive, including being the CEO and Chairman of a public company, in the telecommunication technology equipment supply business focused on telecom operators.

Name:	James A. Chiddix
Age:	68
Director since:	2009
ARRIS Board Committees:	Nominating and Corporate Governance Committee (Chairperson)

Principal occupation and recent business experience:	Mr. Chiddix has over 35 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.

Other directorships:	Magnum Semiconductor, Virgin Media, Inc. (acquired by Liberty Global), Symmetricom, Inc. (acquired by Microsemi Corporation), Dycom Industries, Inc.

Director skills and qualifications:

Mr. Chiddix has spent a career of 35 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of Open TV, a middle ware supplier to the cable industry.

Name:	Andrew T. Heller
Age:	58
Director since:	2011
ARRIS Board Committee:	Nominating and Governance Committee

Principal occupation and recent business experience:	Mr. Heller is currently a consultant for MacAndrews & Forbes Holdings Inc., a privately-owned company. Mr. Heller was Vice Chairman of Turner Broadcasting System, Inc. based in Atlanta, GA until his retirement in 2013. He also served until such time as senior adviser to TBS, Inc. Chairman and CEO Phil Kent on a host of business and corporate strategy-setting issues. Heller joined TBS in 1998. Most recently, he was president of domestic distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks. Previously, he was assistant general counsel of Time Warner Cable. Earlier, Heller served as associate counsel and senior counsel, litigation, for HBO.

Other directorships:	Mr. Heller is a member of the Board of Directors of Starz. Prior his retirement in 2013, Mr. Heller was Chairman of CTAM (Cable and Telecommunication Association for Marketing) Educational Foundation Board and was a member of the CTAM and Cable Center boards of directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications.

Director skills and qualifications:	Mr. Heller brings to the board experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience.

Name:	Matthew B. Kearney
Age:	74
Director since:	2003
ARRIS Board Committee:	Audit Committee (Chairperson) (Financial Expert)

Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Director skills and qualifications:

Mr. Kearney brings a wealth of financial expertise to the board. Mr. Kearney is a CPA (inactive) and has served as the CFO of a major public company, Griffin Gaming and Entertainment, Inc. (formerly Resorts International).

Name:	Robert J. Stanzione
Age:	66
Director since:	1998

Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.

Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc. (acquired by Microsemi Corporation).

Director skills and qualifications:	As the chief executive officer of the Company since 2000, Mr. Stanzione provides irreplaceable insight into our industry and company.

Name:	Doreen A. Toben
Age:	64
Director since:	2013
ARRIS Board Committees:	Audit Committee (Financial Expert)

Principal occupation and recent business experience:	Prior to her retirement in 2009, Ms. Toben was the Executive Vice President of Verizon Communications, Inc.. Ms. Toben also served as Verizon’s Chief Financial Officer and was responsible for its finance and strategic planning efforts. Ms Toben began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there and, beginning in 1984, at Bell Atlantic Inc. Her later positions at Bell Atlantic included vice president and chief financial officer, Bell Atlantic-New Jersey in 1993; vice president, finance and controller in 1995; vice president and chief financial officer Telecom/Network in 1997; and vice president and controller in 1999.

Other directorships:	The New York Times Company and Kate Spade Co.

Director skills and qualifications:

Ms. Toben has over 25 years of experience in the communications industry. Ms. Toben has held various positions in treasury, strategic planning and finance, including as CFO of Verizon, and brings a wealth of financial expertise to the Board.

Name:	Debora J. Wilson
Age:	56
Director since:	2011
ARRIS Board Committees:	Compensation Committee (Chairperson)

Principal occupation and recent business experience:	Ms. Wilson is the former President and Chief Executive Officer (2004 through 2009) of The Weather Channel Inc., a leading multi-platform media organization. Prior to becoming the President and Chief Executive Officer of The Weather Channel, Ms. Wilson held other positions, including Executive Vice President and Chief Operating Officer from 1994 to 2004. From 1979 through 1994, Ms. Wilson worked for Bell Atlantic (now Verizon) and held management positions in network operations and new product development.

Other directorships:	Markel Corporation and InterNap Network Services, Inc.

Director skills and qualifications:

Ms. Wilson brings more than 30 years of business experience in the cable television and telecommunications industries, most recently as chief executive officer of The Weather Channel Inc. In addition to her executive management background in the media industry, Ms. Wilson has extensive sales, marketing and product development experience with new technologies and corporate strategy, which provides a useful perspective to the Board from the media and content business point of view.

Name:	David A. Woodle
Age:	58
Director since:	2007
ARRIS Board Committees:	Nominating and Governance Committee

Principal occupation and recent business experience:	In 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of Nano Horizons Inc., a nanotechnology company that specializes in producing Nano silver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated in 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

Director skills and qualifications:

Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems.

Each of the nominees brings a wealth of relevant business experience that continues to qualify the nominee for service on the Board. The Board of Directors believes that these nominees provide a good cross-section of skills and experience to the Board of Directors and that the stockholders of the Company would be well-served by these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL 2

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF EXECUTIVE

COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

The Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration. The proposal enables our stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this Proxy Statement. In 2011, stockholders voted to recommend and the Board approved a proposal that the frequency of these annual advisory votes be annual, and the Board has implemented that recommendation.

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•

Competitive Pay.    Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company. We target the 50th percentile of the peer group for our base pay and annual cash compensation.

•

Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with stockholders.    Our executives’ interests must be aligned with the interests of our stockholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value. We target the 75th percentile for the annual long-term equity awards, one-half of which are performance based.

At the 2013 Annual Meeting of Stockholders, the advisory vote on executive compensation proposal (the “say on pay” vote) received support from approximately 87% of votes cast. The Committee considered these results and, reflecting the significant approval of our stockholders, determined not to make any major changes to compensation plans and programs for fiscal year 2013. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2014.

The say-on-pay vote is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2014, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not ratify this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 17, 2014, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares that may be acquired within 60 days	Total shares — percentage of class if > 1%(3)
Alex B. Best	71,550	1,650	*
Harry L. Bosco	71,850	1,650	*
James A. Chiddix	35,450	1,650	*
Ronald M. Coppock	64,760	27,771	*
John Anderson Craig(4)	101,550	1,650	*
Andrew T. Heller	13,550	1,650	*
Matthew B. Kearney	71,550	1,650	*
Lawrence A. Margolis	365,615	28,785	*
Bruce McClelland	86,625	28,785	*
David B. Potts	72,498	28,785	*
Robert J. Stanzione	666,791	73,846	*
Doreen A. Toben	2,050	1,650	*
Debora J. Wilson	28,250	1,650	*
David A. Woodle	58,401	1,650	*
All directors, nominees and executive officers as a group including the above named persons (17 persons)	1,714,474	212,934	1.3%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes an aggregate of 311,298 stock units awarded to directors (other than Mr. Stanzione) that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all equity awards that may be exercised or vest within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised or vested for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.

(4)	Mr. Craig is retiring at the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 17, 2014, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person or more recent information from the stockholder.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.(1)	11,663,378	8.2%
Comcast Corporation(2)	7,194,072	5.1%
Google, Inc.(3)	10,633,500	7.5%
First Pacific Advisors, LLC(4)	10,600,300	7.4%
Hotchkis and Wiley Capital Management, LLC(5)	9,189,187	6.4%
The Vanguard Group, Inc(6)	7,102,220	5.0%

(1)

BlackRock, Inc has sole voting power with respect to 11,275,106 shares and sole dispositive power with respect to 11,663,378 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)	The address for Comcast is One Comcast Center, 1701 John F. Kennedy Blvd, Philadelphia PA 19103.

(3)	The address for Google, Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(4)	First Pacific Advisors, LLC has shared voting power with respect to 1,757,800 shares and shared dispositive power with respect to 10,600,300 shares. The address for First Pacific Advisors, LLC is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(5)

Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 8,476,587 shares and sole dispositive power with respect to 9,189,187 shares. The address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Fl, Los Angeles, CA 90017.

(6)	The Vanguard Group, Inc has sole voting power with respect to 167,157 shares, sole dispositive power with respect to 6,944,763 shares, and shared dispositive power with respect to 157,457 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(3)
Equity compensation plans approved by security holders	9,779,945	$11.60	23,913,301
Equity compensation plans not approved by security holders	—	—	—
Total	9,779,945	$11.60	23,913,301

(1)	The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of stock options of 472,691 and upon vesting of restricted shares of 9,307,254.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3) This represents securities available for future issuance under two plans. 20,083,272 stock options or 10,739,718 restricted shares are available under the ARRIS 2011 Stock Incentive Plan. The Plan has been designed to allow for flexibility in the form of awards; awards denominated in shares of common stock other than stock options and stock appreciation rights will be counted against the Plan limit as 1.87 shares for every one share covered by such an award. 3,678,042 shares are available under the 2001 Employee Stock Purchase Plan, which is in compliance with Section 423 of the U.S. Internal Revenue Code. 151,987 shares are available for issuance under the BigBand Networks, Inc. 2007 Equity Incentive Plan.

BOARD AND COMMITTEE MATTERS

Director Independence

For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of the NASDAQ. It also considers the definitions of independence used in the Internal Revenue Code and Securities Exchange Act of 1934 for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The Board of Directors determines whether such transactions share any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arrisi.com under the caption Investor Relations: Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors, other than Robert J. Stanzione, who constitute a majority of the Board of Directors, meet the independence requirements for the committees on which they serve and for the Board. Mr. Stanzione, as the Company’s Chief Executive Officer and President, is not considered independent for any purpose.

Compensation of Directors

Fees.    The Company adjusted director fees, based on a study performed by its compensation consultant for its non-employee directors in July 2013, to reflect the increased size and scope of the Company after the Motorola Home acquisition. The fees consist of:

•	An annual cash retainer of $60,000 (previously $40,000), paid in equal quarterly installments;

•	$1,500 (previously $1,000) for each committee meeting attended, in person or via teleconference; and

•	$1,250 for each board meeting attended.

The Lead Independent Director is paid an additional annual cash retainer of $20,000 (previously $15,000). Each member of the Audit Committee is paid an additional annual cash retainer of $10,000 (previously $5,000), and the respective Chairpersons of our Board committees are paid the following additional annual cash retainers:

•	Audit Committee: $20,000 (previously $10,000)

•	Compensation Committee: $15,000 (previously $7,500)

•	Nominating and Corporate Governance Committee: $10,000 (previously $5,000)

Stock Awards and Minimum Holding Requirement.    Each non-employee director also receives annual compensation paid in the form of stock units. Stock units vest in fourths in sequential calendar quarters. The number of units is determined by dividing the dollar amount of the award by the closing price of the Common Stock on the trading day preceding the day of grant rounded to the nearest one hundred units. One-half of the number of stock units converts, on a one-for-one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units convert, on a one-for-one basis, into shares of the Company’s Common Stock at a date selected by the individual director. The number of stock units that are granted to directors that they cannot convert until no longer a director — i.e., a “hold until retirement” period — functions as a minimum holding requirement. The number of units held by each director that do not convert until he or she is no longer a director is set forth in the Director Compensation Table. In addition, the Company’s Stock Ownership guidelines require directors to own three times their annual cash retainer (now $60,000). For this purpose, stock units that have vested but not converted are treated as owned. Directors are given five years to obtain this ownership level initially or if they become non-compliant, for example because of a change in stock value. The Compensation Committee reviews compliance with the guideline annually. As of March 4, 2014, nine of the ten Directors met this guideline. The remaining director is the most recent addition to the Board.

In June 2013, the stock unit portion of director compensation was increased to $120,000 per year (previously $100,000). For 2013, because the change occurred mid-year, the stock unit portion of director compensation was $110,000. Of the 2013 total award, $50,000 was issued in stock units as of January 2, 2013 and $60,000 was issued as of July 1, 2013. For 2014, the stock unit portion of director compensation will be $120,000, $60,000 of which was issued as of January 2, 2014. During 2013, the Company also determined to grant stock units to directors once each year rather than twice each year. As a result, the 2013 and 2014 amounts above reflect the phase-in of converting to an annual grant of $120,000. To phase in the change to a single annual grant, the July 1, 2014 grant will be an amount of $90,000 vesting $15,000 of value at the end of each of the third and fourth quarters of 2014 and $30,000 at the end of each of the first and second quarters of 2015.

Reimbursements.    Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organizations.

Liability Insurance.    The Company maintains customary directors’ and officers’ liability insurance and is obligated under its Bylaws to indemnify its officers and directors under certain circumstances.

Director Compensation Table.    The following table sets forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)		Total Compensation ($)	Shares Held Until Board Retirement
Alex B. Best	67,000	105,389		172,389	37,900
Harry L. Bosco	96,500	105,389		201,889	65,250
James A. Chiddix	65,000	105,389		170,389	20,750
John Anderson Craig(3)	83,000	105,389		188,389	73,300
Andrew T. Heller	57,500	105,389		162,889	7,800
Matthew B. Kearney	78,250	105,389		183,639	47,100
Doreen A. Toben	45,000	29,828	(4)	74,828	2,050
Debora J. Wilson	73,000	105,389		178,389	10,900
David A. Woodle	55,500	105,389		160,889	45,750

(1)	Mr. Stanzione, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

(2)	The 2013 fiscal year stock awards compensation is comprised of one-half of the July 1, 2012 grant, all of the January 2, 2013 grant and one-half of the July 1, 2013 grant. The number of stock units granted on July 1, 2012 was 4,600 per member, which was determined by dividing $50,000 by the July 1, 2012 closing price of $13.91 per share and rounding up to the nearest one hundred units. The number of stock units granted in fiscal year 2013 was 7,400 per member, which was determined by dividing $50,000 by the January 2, 2013 closing price of $15.31 per share and rounding to the nearest one hundred units and $60,000 by the July 1, 2013 closing price of $14.55 per share and rounding to the nearest one hundred units. 1,800 units per member of the July 1, 2012 grant, 3,300 units per member of the January 2, 2013 grant and 2,050 units per member of the July 1, 2013 grant vested in 2013.

(3)	Mr. Craig is retiring at the Annual Meeting.

(4)	Ms. Toben joined the board in July 2013. The number of stock units granted in fiscal year 2013 was 4,100, which was determined by dividing $60,000 by the July 1, 2013 closing price of $14.55 per share and rounding to the nearest one hundred units. 2,050 units of the July 1, 2013 grant vested in 2013.

Committees of the Board of Directors

The Board has delegated certain functions to three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has a written charter that is available on the Company’s website at www.arrisi.com under the caption “Investors.” The following is a summary of the principal responsibilities and other information regarding each of the committees:

Committee	Principal Responsibilities and Other Information
Audit Committee

•    Information regarding the functions performed by the Audit Committee is set forth in the Report of the Audit Committee, included in this Proxy Statement.

•    The Board of Directors believes that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of the NASDAQ.

•    The Board has identified Mr. Kearney and Ms. Toben as “audit committee financial experts,” as defined by the SEC.

Compensation Committee

•    Determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans.

•    Generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors approves or ratifies all said compensation matters.

Nominating and Corporate Governance Committee

•    Identifies individuals qualified to become directors and recommends candidates to the Board of Directors.

•    Supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general.

•    Together with the Board, actively review succession issues and plans for both management and the Board of Directors.

Committee Composition and Meeting Attendance

The following table shows the current membership of each committee and the number of meetings held by each committee during 2013. The Company will determine the composition and chair positions of the respective committees for 2014 following the Annual Meeting.

Director	Audit	Compensation	Nominating and Corporate Governance
Alex B. Best		X	X
Harry L. Bosco	X	X
James A. Chiddix			Chair
John Anderson Craig	X	X
Andrew T. Heller			X
Matthew B. Kearney	Chair
Robert J. Stanzione
Doreen A. Toben	X
Debora J. Wilson		Chair
David A. Woodle			X
Total meetings in 2013	11	7	4

During 2013, the Board held four meetings, and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. The Company’s 2013 Annual Meeting was postponed until June 2013 as a result of the Motorola Home acquisition. As a result, it was not held in conjunction with a meeting of the Board of Directors and only the directors living near the Company’s headquarters attended the 2013 Annual Meeting.

Identification and Evaluation of Director Nominees

With respect to the Nominating and Corporate Governance Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•

career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Committee from time-to-time also utilizes a recruiting firm to assist in the process.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•

the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•

any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number of shares held. For potential nominees to be considered at the 2015 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 10, 2014.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Lead Independent Director

The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an Independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings and approves the information sent to the Board. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major shareholder and has various other communications and administrative responsibilities. The Company believes that having the Chief Executive Officer serve as Chairman, and having a separate Lead Director, is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company. Mr. Bosco is the company’s Lead Independent Director and has served in that capacity since the Company’s 2012 Annual Meeting.

Consideration of Risks Facing the Company

On a periodic basis, the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the telecom industry and its significant sales to the leading telco and cable system operators are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management, as part of its strategic planning process and annual budget process, reviews with the Board of Directors (and with the Audit Committee with respect to certain financial risks) the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the Board of

Directors informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transactions and issues. Similarly, on at least an annual basis, the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development programs that respond to those developments and risks.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2013.

Communication with the Board

Stockholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) or that the Company’s independent registered public accounting firm is in fact independent.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We discussed with the Company’s independent registered public accounting firm the matters that are required to be discussed under PCAOB standards. The Company’s independent registered public accounting firm has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In 2013, we had eleven meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission. In addition, we have appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for calendar year 2014, subject to stockholder ratification.

The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.

Matthew B. Kearney, Chairperson

Harry L. Bosco

John A. Craig

Doreen A. Toben

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Highlights

Main-stream targets designed to align with shareholder interests:

•	50th percentile of peer group for base salary and annual incentives

•	75th percentile for equity-based compensation (and one-half of the awards are performance-based)

Chief Executive Officer:

•	Base salary is approximately 16% of target compensation (excluding the one-time award described below)

•	84% of target compensation is performance based or share-linked, or both

•	66% of compensation is deferred over three or four years and is market-based

Performance-based focus for all NEOs:

•	All annual incentive payouts and one-half of long-term equity awards are performance-based (which could result in 0 to 200% payout relative to target).

•	All annual and long term, incentives have well-defined maximum payouts in order to prevent out-sized payouts.

•	Performance-based equity awards are tied to total shareholder return

Conservative employment agreements:

•	Maximum termination payout is two years, except for our Chief Executive Officer, for whom it is three years

Stock ownership:

•	Meaningful stock ownership guidelines : 6x for the CEO, 2x to 3x for the remaining NEOs, and 3x for the directors.

•	No hedging — no pledging policy

Other practices consistent with “best practices”:

•	No meaningful perquisites

•	Robust and long-standing claw-back policy

•	No discounted stock awards, reloads or repricing without shareholder approval

•	Annual advisory votes

•	Directors must hold until retirement one-half of the stock units they receive as director compensation.

Recent changes:

•	Eliminated future accruals under all defined benefit pension plans. The Summary Compensation Table reflects a one-time award of restricted shares that was intended in part to offset this change.

•	Compensation realignment following Motorola Home acquisition

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Overview

This CD&A describes the major elements of our compensation program for the named executive officers (“NEOs”). This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the NEOs. The CD&A should be read together with the executive compensation tables and related footnotes found later in this Proxy Statement.

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is composed entirely of independent directors, as determined under the applicable NASDAQ listing standards and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

Programs and Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•

Competitive Pay.    Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company. We target the 50th percentile of the peer group for our base pay and annual cash compensation.

•

Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with stockholders.    Our executives’ interests must be aligned with the interests of our stockholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value. We target the 75th percentile for the annual long-term equity awards, one-half of which are performance based.

The principal elements of our executive compensation program are:

•	Base salary;

•	Annual, performance-based cash incentives (“Bonus”);

•	Annual long-term equity incentives;

•	Benefits and perquisites; and

•	A change in control severance pay plan and other severance pay arrangements and practices.

•	The use of performance metrics in one-half of our long term equity incentives which leads to the enhancement of long-term shareholder value.

Key Considerations

In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below:

Competitive Market Assessment.    We regularly, but not necessarily annually, conduct a competitive market assessment with a third-party consultant for each of the three primary elements of our executive compensation program. Longnecker and Associates, Inc. were engaged for this purpose in connection with the annual compensation decisions for senior executives for the 2012, 2013 and 2014 years. In setting executive compensation levels, the Compensation Committee reviewed with the third-party consultant’s market data from the following sources which had been assembled and analyzed for the Committee by Longnecker and Associates, Inc.:

•

Peer Group Information.    The Compensation Committee considered information from the proxy statements of “peer group” public companies, which is composed primarily of communications infrastructure companies. The peer group was selected by the Compensation Committee based on input from its third-party consultant and management and reflected the Company’s acquisition of Motorola Home business from Google Inc. in April 2013. For 2013 the peer group consisted of:

Brocade Communications Systems, Inc.	JDS Uniphase Corporation
Ciena Corporation	Juniper Networks, Inc.
Cree, Inc.	Molex Incorporated
EchoStar Corp.	NCR Corporation
F5 Networks, Inc.	Pitney Bowes Inc.
Frontier Communications Corp.	Riverbed Technology, Inc.
Harris Corporation	Telephone & Data Systems Inc.

For 2014 the peer group was reconsidered and updated by the Compensation Committee based upon an updated analysis from our third-party consultant. The new peer group consists of:

Amphenol Corporation	JDS Uniphase Corporation
Anixter International Inc.	Juniper Networks, Inc
Brocade Communications Systems, Inc.	Level 3 Communications, Inc.
Ciena Corporation	NCR Corporation
EchoStar Corp.	Net-App, Inc.
F5 Networks, Inc.	Pitney Bowes Inc.
Frontier Communications Corp.	Telephone & Data Systems Inc.
Harris Corporation	TW Telecom Inc.

•	Survey Data. Survey data as reviewed by our third party consultants from various sources also were utilized, including the following:

•	Economic Research Institute, 2014 Executive Compensation Assessor

•	Towers Watson 2013/2014 Top Management Compensation

•	Mercer, Inc 2013 US General Benchmark Survey

•	Kenexa 2014 CompAnalyst

•	World at Work 2013/2014 Total Salary Increase Budget Survey

•	IPAS, Global Technology Survey

•

Information from an independent compensation consultant.    Our Compensation Committee also considers the recommendations and market data provided by Longnecker & Associates, the independent third-party advisor retained by the Compensation Committee, and not retained by management for other matters.

The primary use of this data is to inform and confirm that the compensation and benefit level decisions of the Compensation Committee are consistent with industry levels generally and the Compensation Committee goals described in this Proxy Statement.

Our Financial and Strategic Objectives.    Each year our management team develops an annual operating target plan or budget for the next fiscal year for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our NEOs for the next target year. During 2013 the target plan was adjusted to reflect the Motorola Home acquisition.

Considerations for Mr. Stanzione.    In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:

•	An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time (based on evaluations from the entire Board);

•	The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•	The completion of the Motorola Home acquisition;

•	Other strategic and operational factors critical to the long-term success of our business;

•	The competitive market survey information described above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.    The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other NEOs as well as:

•

Mr. Stanzione’s assessment and recommendation of the NEO’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•

An evaluation of the skill set and experience of each NEO, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

Accounting, Tax and Financial Considerations.    The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:

•

Our Stock Incentive Plan (“SIP”) and Annual Incentive Plan (“AIP”) were designed to generally allow for tax-deductibility of performance-based stock awards, stock options, and annual cash incentive awards, under Section 162(m) of the Internal Revenue Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail later in this CD&A.

•

We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control, comply with the regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

•

In recent years, the Compensation Committee has determined not to use stock options for long-term equity incentives. Since 2008, all awards have been made in the form of restricted stock with one-half of the awards granted to senior executives in the form of performance-based restricted shares. Given the increasing trend in favor of using restricted shares instead of stock options, it is anticipated that future long-term equity awards will be in the form of restricted shares (including performance shares for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our NEOs is discussed in greater detail later in this CD&A.

•

The Company has a long-standing “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (i) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the Executive, or (ii) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is effective with respect to compensation for the year 2009 and following. The policy is discussed more fully later in this Proxy Statement.

Additional Information and Considerations

The Role of the Compensation Committee and Its Use of Advisors.    A summary of the role of the Compensation Committee is found in the Board and Committee Matters section in this Proxy Statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is available on our website at www.arrisi.com under the caption “Investors.” Annually, the Compensation Committee reviews the independence of each of its advisors and confirms that its executive compensation consultant is independent.

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our NEOs as compared to external benchmarks;

•	Market trends, survey data and competitive and best practices in executive compensation; and

•	The specific compensation package for Mr. Stanzione and other NEOs.

Since 2008, the Compensation Committee has engaged Longnecker and Associates as its independent executive compensation consultant. In connection with the 2012, 2013 and 2014 compensation decisions for senior executives, Longnecker and Associates was retained to review base salaries, annual incentives and long-term equity incentives. The selection of Longnecker and Associates was made directly by the Compensation Committee. Longnecker and Associates provides no other compensation or benefit consulting services to ARRIS.

The Role of Executive Management in the Process of Determining Executive Compensation.    Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other NEOs. Mr. Margolis, our Executive Vice President of Law and Administration and Secretary, is responsible for administering the Company’s executive compensation program. Mr. Potts, the Company’s Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long-term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets in executive session without any members of the management team present and meets with the independent compensation consultant. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs subject, in the case of Mr. Stanzione, to full board approval.

Equity awards are granted annually, generally between March and April depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grants and annual compensation adjustments, and incentive plan performance criteria, generally will be decided simultaneously, although they may be implemented at various times. (For example, raises generally are effective April 1, while bonuses generally are paid earlier.) The exercise price for options and fair value for restricted stock are the closing price of the Common Stock on the date of grant. During 2013, the annual adjustments were made in two stages. Once in March prior to the Motorola Home acquisition and then in July after the Motorola Home acquisition.

Annual Cash Incentives

Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise, if any, in the relevant years. For 2013, Mr. Stanzione’s bonus target was 125% of base salary. The remaining senior executives’ annual bonus targets were 75% of base salary. The maximum bonus payout for each of the NEOs is 200% of the annual bonus target. For 2014, the annual bonus target for the NEOs other than Mr. Stanzione was increased to 80%.

The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity at approximately the 50th percentile market levels based on the analysis described above. The Compensation Committee believes that the variable pay target should be set at this level and that the actual payout should range from 0 to 200% of target based upon the Company’s achievement against objectives approved by the Compensation Committee in order to encourage and reward exceptional performance, while assuring in years where Company performance may be weaker that total cash compensation is less. The Compensation Committee believes based on the analysis and review of its independent compensation consultant that the bonus targets for the senior executives are, in the aggregate, at approximately the 50th percentile.

In recent years, including 2013, 80% of the annual incentives have been based upon targeted financial performance, and 20% have been based upon assigned objectives that may be subjectively measured. The annual budget targets are developed by management and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure trends in the telecommunications industry generally and the cable segment of the telecommunications industry more specifically and the Company’s market share and market share growth. From 2010 through 2013, 40% of the annual incentive measurement has been based on the budget target for adjusted direct operating income, 40% has been based on the budget target for consolidated sales, and 20% has been based on assigned objectives. For 2014, the assigned objective portion of the bonus was eliminated for the NEOs, and 50% of the bonus will be based on the budget target for adjusted direct operating income and 50% on the budget target for sales.

Because of the completion of the Motorola Home acquisition, annual cash bonuses in 2013 were further divided into two components, one for the pre-acquisition period and the other for the post-acquisition period. For the second through fourth quarters of 2013, 80% of the target bonus was based on financial performance of the combined business after the Motorola Home acquisition. The target for consolidated adjusted direct operating income (40% of the bonus) that would yield 100% payment of this component of the targeted bonus was $290 million. Actual payouts depended upon results relative to targets as detailed in the table below, with straight line interpolation between levels. Actual adjusted direct operating income performance for the second through fourth quarters of 2013 was approximately 95% of the target, and, accordingly, this component of the bonus payout was 74%. The target for revenue (40% of the bonus) for the second through fourth quarters of 2013 was $3,588 million. Again, actual payouts depended upon results relative to targets as detailed in the table below with straight line interpolation between levels. Actual performance was approximately $3,334 million, which was approximately 93% of target and yielded a 65% payout. Combined financial performance yielded an approximately 69% payout for the second through fourth quarters. For the first quarter of 2013, the same metrics were applied to the actual standalone first quarter results compared to the pre-acquisition budget for the first quarter. Adjusted direct operating income was 96% of the $39 million target for the first quarter, for a 79.5% payout, and revenues were 106% of the $348 million target, for a 156% payout. Combined financial performance yielded a 118% pay out for the first quarter.

Percentage of Targeted Adjusted Direct Operating Income Achieved	Percentage of Targeted Revenue Achieved	Payout With Respect to Applicable Portion of Incentive
Below 80%	Below 85%	None
80%	85%	25%
90%	90%	50%
100%	100%	100%
	110%	200%
120%		200%

The 20% assigned subjective portion of the bonus target was based on management objectives approved by the Compensation Committee (or, in the case of Mr. Stanzione, the Board of Directors). Bonus awards for individual accomplishments of objectives can range from 0% to 200% of target. The management objectives that the NEOs were judged against included:

1.	Complete the Motorola Home acquisition and integrate the business and personnel into a homogeneous operation.

2.	Achieve the target cost and expense synergies.

3.	Lead Company through advancing strategic goals while remaining profitable.

4.	Work closely with the Board of Directors on strategy, budgets, succession planning and membership.

5.	Develop and integrate the new management team.

6.	Continue to diversify the business on a product, region and customer basis.

7.	Communicate the ARRIS story to investors, stockholders and employees.

8.	Develop cross-product line product strategy and end-to-end cross segment IP video strategy and engender innovative achievement environment. Meet or exceed E6000 edge router and video gateway goals.

9.	Measure, focus and motivate improvement in return on investment and cash generation.

10.	Invest R&D dollars for short- and long-term return, and in particular focus on product migration for video opportunities and the E6000 edge router.

11.	Develop and execute on gross margin improvement plans.

12.	Maintain and develop relationships with senior customer executives, expand customer base and grow strategic accounts, especially internationally.

13.	Seek out, analyze and evaluate strategic acquisition opportunities.

14.	Develop and implement strategies for litigation defense and cost control for pending and possible claims.

15.	Develop teamwork, collaboration and success in planning throughout the integrated organization.

Based on the success of senior management, particularly with respect to E6000 edge router market traction and successful traction in the media gateway business, timely product development and cash generation, as well as the Motorola Home acquisition, integration and synergy realization, the subjective portion of the bonus paid out at approximately 100% of target for the NEOs both individually and in the aggregate for both first quarter and the second through fourth quarters measurement periods.

For 2014, the Committee has determined that annual bonus should be based on financial metrics described above, 50% based upon targeted revenues and 50% based upon targeted adjusted direct operating income, and to eliminate the 20% subjective portion of the bonus.

Bonuses have ranged from 0% to the maximum based on the performance criteria then in effect. In 2011, the financial performance targets yielded a payout of approximately 29% of the financial performance targets, while in the aggregate the management objective portion paid at 103%. In 2012 the financial performance yielded a payout of approximately 92%, while the management objective portion paid at 100%. In 2013, the financial performance targets yielded a payout of approximately 81% of the financial performance targets for the whole year, while in the aggregate the management objective portion paid at 100%.

The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

The dollar amount of annual cash incentive bonus paid in 2013 to each of our NEOs is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this Proxy Statement.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. The Committee may consider any of a number of elements such as individual performance, business unit performance, relative performance to competitors, strategic accomplishments, the level of work or sacrifice required in the relevant year, years of service with the Company and other factors. The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).

Long-Term Equity Incentives

We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:

•

Align the interests of our executive officers with the interests of our stockholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareholder value;

•	Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•	Provide financial incentive to retain our executives over a multi-year period.

Except as discussed below, the long-term incentive compensation for senior executives in the past three years has consisted of grants of restricted stock with time-based vesting and performance-based restricted stock. Previously, long-term incentive compensation consisted predominantly of stock options. Since 2008, the Company has used restricted stock to reduce the share dilution associated with option grants (since restricted stock awards are for fewer shares than comparably valued stock option awards) even in challenging periods when our stock price may have been depressed. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options, and also to maintain retention.

The Compensation Committee establishes an aggregate value for equity grants for Company-wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the dollar value of the aggregate grants as a percentage of the Company’s total market capitalization and factors in the advice of its executive compensation consultant. A value expressed in dollars was allocated to the senior executives based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. The value was awarded in shares of restricted stock.

In April 2013, the Company completed the Motorola Home acquisition for approximately $2.4 billion in cash and equity, subject to certain adjustments. The acquisition increased the Company’s sales from approximately $1.4 billion in 2012 to $3.6 billion in 2013, tripled the number of employees from approximately 2,200 to 6,500, and significantly expanded the footprint and complexity of the Company’s business. As a result, the Compensation Committee concluded that it was necessary to substantially increase the Company’s long-term equity incentive awards in order to reflect the Company’s new size and complexity and to appropriately align its compensation with companies within its peer group of companies of similar size and complexity. In addition, the acquisition — which was transformative in nature for the Company — required extraordinary efforts by many members of the Company’s senior management team, far beyond the efforts contemplated in the prior incentive compensation awards. As a result, to reward these efforts appropriately, the Compensation Committee included within the 2013 awards reflected in the Summary Compensation Table below additional time-vesting restricted stock awards.

For Mr. Stanzione, the target value for long-term incentives in recent years has ranged from approximately 250% to 350% of base salary, and for the other senior executives, the value has ranged from approximately 190% to 220% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, at approximately the 75th percentile levels of the peer group and survey analysis described above to emphasize long term-stock appreciation. The most recent survey data reviewed in connection with the Compensation Committee’s 2013 and 2014 deliberations indicated that awards of long-term incentives in 2013 for the NEOs in the aggregate were modestly below the 50th percentile level. As a result, for 2013 and 2014 the target values for Mr. Stanzione were increased to 400% and 450%, respectively, of base salary, and for the other NEOs target values were increased to a range of 200% to 225% and 250% to 275%, respectively, of base salary, which place these awards in the aggregate at approximately the 75th percentile level. The changes were implemented over the two-year period of 2013 and 2014.

One-half of the restricted stock awarded to the senior executives since 2008 have been in the form of performance shares. The performance criteria is based on the Company’s total shareholder return as compared to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of grant. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return. The 2012, 2013 and 2014 grants will vest on January 31, 2015, 2016 and 2017, respectively.

The other one-half of the restricted stock awarded has simple time-based vesting and vest ratably over a four year period. The specific numbers of restricted stock that were granted to each of our NEOs in 2013 are set forth on the Grants of Plan-Based Awards table later in this Proxy Statement.

In 2013 a special one-time grant of restricted shares was made to the NEOs, in connection with the termination of future accruals under the Company’s non-qualified defined benefit plan in which certain NEOs participated and to reward the successful completion of the transformational Motorola Home acquisition. These awards vest in equal installments over four years and are reflected in the tables below.

Risk Considerations

The Compensation Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for 2013, 80% of the incentives underlying annual cash bonuses were tied to Company performance, in particular consolidated adjusted direct operating income and consolidated sales. Since this metric has a company-wide focus, the Compensation Committee does not believe that it generally incentivizes high risk behavior by members of our management team in the same way, or to the extent, that annual bonuses based upon narrowly focused individual performance might. Similarly, the Company’s equity awards consist of restricted stock with four-year time-based vesting and, for senior executives, performance-based restricted stock that vests based upon a three year total shareholder return measurement. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a substantial period of time. The Compensation Committee does not believe that this structure of equity awards incentivizes high risk behavior. Moreover, the level of compensation and awards, although competitive, are not believed to be large enough to induce high risk behavior or to distort the application of normal mature business judgment. Our compensation schemes are designed to be in place over several years and the Committee believes they are designed to reward sustained long term profitable growth of the Company. As a result, the Compensation Committee does not believe that the Company’s compensation programs for senior management are likely to lead to management’s taking on more risks than are appropriate from a sound business judgment prospective.

Executive Stock Ownership Guidelines

The Company’s Share Ownership Guidelines require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary. The multiple is six times base salary for Mr. Stanzione; three times base salary for Messrs. Margolis and Potts; and two times base salary for Messrs. Coppock and McClelland. Each officer has five years to meet the guideline, and generally must retain one-half of the restricted shares, after tax, that vest and one-half, after tax, of the shares purchased on exercise of options until the guideline is reached. The five year period to meet the guideline also applies to changes in the required level due to changes in the share price or applicable base salary. The Compensation Committee reviews compliance with the guideline annually. As of December 31, 2013 all of the NEOs met the guideline.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below presents the “total compensation” earned by our NEOs. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefits that will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. The compensation expense included in the “Stock Awards” column likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our stock. The actual value realized by our NEOs from stock awards and options during 2013 is presented in the Option Exercises and Stock Vested table below. Details about the equity awards granted to our NEOs during 2013 can be found in the Grants of Plan-Based Awards table below.

Summary Compensation Table

	Year	Base Salary ($)	Bonus ($)(1)	Equity-based Incentive Plan Compensation		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Name and Principal Position				Stock Awards ($)(2)	Option Awards ($)
Robert J. Stanzione	2013	833,292	—	5,249,847	—	931,656	—	37,695	7,052,489
Chief Executive Officer, Chairman of the Board	2012	770,000	—	1,899,958	—	717,640	11,344	63,854	3,462,796
	2011	765,500	—	1,855,454	—	330,000	13,081	56,234	3,020,269
David B. Potts	2013	458,375	—	1,866,583	—	306,648	(32,118)	22,752	2,622,240
Executive Vice President and Chief Financial Officer	2012	411,000	—	750,021	—	229,831	136,583	24,036	1,551,471
	2011	407,250	—	717,772	—	105,000	241,068	22,776	1,493,866
Lawrence A. Margolis	2013	443,333	—	1,513,028	—	293,871	162,056	22,025	2,434,314
Executive Vice President,	2012	406,000	—	750,021	—	227,035	364,112	26,230	1,773,398
Law & Administration, & Secretary	2011	403,500	—	717,772	—	105,000	529,591	23,749	1,779,611
Bruce McClelland	2013	441,332	—	1,868,133	—	293,871	(12,410)	22,745	2,613,672
President, Network & Cloud	2012	389,997	—	750,021	—	223,679	41,516	26,436	1,431,649
	2011	353,750	—	717,772	—	105,000	55,414	22,606	1,254,542
Ronald M. Coppock	2013	377,167	—	1,359,268	—	249,152	24,434	19,089	2,029,110
President, Worldwide Sales & Marketing	2012	348,000	—	739,993	—	194,602	107,694	23,014	1,413,303
	2011	344,750	—	683,628	—	100,000	201,165	20,368	1,349,912
(1)	The amounts shown in this column would relate to any discretionary portion of the Annual Incentive Bonus for each NEO that was outside of the amount listed under the Non-Equity Incentive Plan Compensation column.

(2)	The amounts shown represent the aggregate grant date fair value of awards, computed based on the number of awards granted and the fair value of the awards on the date of grant. Equity awards increased substantially in 2013 due primarily to two factors: (i) the significant increase in size and complexity of the business resulting from the Motorola Home acquisition, and (ii) a significant one-time grant intended to award NEOs for their role in successfully completing the Motorola Home acquisition and, in some cases, to offset the termination of accruals under the deferred benefit plan, which was frozen on June 30, 2013. There were two traditional annual incentive awards in 2013, one in March, prior to the acquisition of Motorola Home, and one in July. The July grant was designed as the first of two planned adjustments over a two year period to raise the aggregate annual grant level to a level appropriate for the size and complexity of the Company following the acquisition of Motorola Home (and also included the one time grant described above).

The components of these grants were as follows:

Name and Principal Position	Traditional Awards	One-Time Award
Robert J. Stanzione	3,499,847	1,750,000
David B. Potts	1,012,583	854,000
Laurence A. Margolis	880,028	633,000
Bruce McClelland	870,133	998,000
Ronald M. Coppock	780,068	579,200

The Summary Compensation Table reflects an estimated payout of 100%; if the maximum achievement of 200% is attained, additional awards of $927,727, $949,979 and $1,749,948 will be received by Mr. Stanzione, $358,886, $375,011 and $506,267 by Mr. Potts, $358,886, $375,011 and $440,004 by Mr. Margolis and $358,886, $375,011 and $435,044 by Mr. McClelland, and $341,814, $369,997 and $390,017 by Mr. Coppock, with respect to the in 2011, 2012 and 2013 grants, respectively. The 2011 performance share grant was paid out at the maximum achievement of 200%. Assumptions used in the fair value calculation of these awards are included in Note 19 of Notes to Consolidated Financial Statements in our 2013 Form 10-K and incorporated by reference into this Proxy Statement.

(3)	For 2013, the amount reflects annual bonus earned for 2013 performance (paid in 2014). Amount reflects the financial portion of the bonus plan paid at 118% for the first quarter and 69% for the remainder of the year, while in the aggregate the personal objective portion was paid at approximately 100% for the whole year. For 2012, the amount reflects annual bonus earned for 2012 performance (paid partially in 2013); and reflects the financial portion of the bonus plan paid at 92% and the personal objective portion at 100% in the aggregate. For 2011, the amount reflects annual bonus earned for 2011 performance (paid in 2012), and reflects the financial portion of the bonus plan paid at 29% and the personal objective portion at 103% in the aggregate.

(4)	Changes in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans, which were frozen 1999 and 2013 respectively. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans. The change in pension value also does not include changes in Mr. Stanzione’s supplemental employee retirement plan, which was frozen at age 62. Increases or decreases in value since then have been based upon the investment results of independently managed investment vehicles selected by Mr. Stanzione from a menu of vehicles made available by the Company without any above market or preferential earnings being provided by the Company.

(5)	Included in all other compensation are matching contributions to the 401(k) savings plan and the non-qualified 401(k) wrap plan, and the incremental cost for supplemental life insurance coverage.

Grants of Plan-Based Awards 2013

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of	Exercise or Base Price of Award ($/sh)	Grant Date Fair Value of Award(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(4)
Robert J. Stanzione		$273,438	$1,093,750	$2,187,500
	03/29/2013				29,120	58,240	116,480	58,240	$17.17	$1,999,962
	07/12/2013				24,193	48,385	96,770	161,285	$15.50	$3,249,885
David B. Potts		90,000	360,000	720,000
	03/29/2013				11,358	22,715	45,430	22,715	$17.17	780,033
	07/12/2013				3,750	7,500	15,000	62,600	$15.50	1,086,550
Lawrence A. Margolis		86,250	345,000	690,000
	03/29/2013				11,358	22,715	45,430	22,715	$17.17	780,033
	07/12/2013				1,613	3,225	6,450	44,065	$15.50	732,995
Bruce McClelland		86,250	345,000	690,000
	03/29/2013				11,358	22,715	45,430	22,715	$17.17	780,033
	07/12/2013				1,453	2,905	5,810	67,295	$15.50	1,088,100
Ronald M. Coppock		73,125	292,500	585,000
	03/29/2013				11,358	22,715	45,430	22,715	$17.17	780,033
	07/12/2013							37,370	$15.50	579,235
(1)	Grant date is the date on award, in the form of restricted stock performance shares, was made.

(2)	The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0% to 200% based upon (a) the achievement of specified adjusted consolidated adjusted operating income and revenue levels for the Company in 2013, and (b) the achievement of personal objectives. The plan would pay out $0 for the financial portion if actual results did not reach approximately 80% of the targeted adjusted operating income level and 85% of the targeted revenue level. The individually assigned objectives portion of the plan in the aggregate for the senior executives paid out at 100% of their portion of the targeted bonus. Overall bonus for the NEOs paid out at approximately 85% of target bonuses. Bonus target payout levels are a percent of the 2013 base salary level; for Mr. Stanzione the percent is 125% of base salary and for the other NEOs it is 75% of base salary. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity at Year End Table. For additional discussion of 2013 bonus payment, see Compensation Disclosure and Analysis — Annual Cash Incentives.

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the NEOs in 2013 that were performance shares. The awards will be based on the three-year Total Shareholder Return, and the final payout of these shares can range from 0% to 200% of the target award. These shares will vest on January 31, 2016. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(4)	The amounts shown under All Other Stock Awards reflect the number of restricted shares granted to the NEOs that are not performance shares. These shares vest annually over four years. The March awards reflect a pre-Motorola Home acquisition grant. The July awards reflect the additional “top up” grant as well as a one-time special award described in footnote (2) of the Summary Compensation Table. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Year End Table.

(5)	Represents the stock value of $17.17 for the March 29, 2013 equity awards and $15.50 for the July 12, 2013 equity awards, including the restricted shares described above in footnote four and the performance shares described above in footnote three (at 100%). All of these shares vest over three or four years as described above. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Or Units of Stock Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares Or Units of Stock Not Vested ($)(2)
Robert J.	—	—	—	—	161,285	(1)(3)	3,925,677	96,770	(1)(4)	2,355,382
Stanzione	—	—	—	—	58,240	(1)(5)	1,417,562	116,480	(1)(6)	2,835,123
	—	—	—	—	64,653	(7)	1,573,654	172,410	(8)	4,196,459
	—	—	—	—	36,410	(9)	886,219	145,640	(10)	3,544,878
	—	—	—	—	19,529	(11)	475,336	—		—
David B.Potts	—	—	—	—	62,600	(1)(3)	1,523,684	15,000	(1)(4)	365,100
	—	—	—	—	22,715	(1)(5)	552,883	45,430	(1)(6)	1,105,766
	—	—	—	—	25,522	(7)	621,205	68,060	(8)	1,656,580
	—	—	—	—	14,084	(9)	342,805	56,340	(10)	1,371,316
	—	—	—	—	7,555	(11)	183,889	—		—
Lawrence A.	—	—	—	—	44,065	(1)(3)	1,072,542	6,450	(1)(4)	156,993
Margolis	—	—	—	—	22,715	(1)(5)	552,883	45,430	(1)(6)	1,105,766
	—	—	—	—	25,522	(7)	621,205	68,060	(8)	1,656,580
	—	—	—	—	14,084	(9)	342,805	56,340	(10)	1,371,316
	—	—	—	—	7,555	(11)	183,889	—		—
Bruce	—	—	—	—	67,295	(1)(3)	1,637,960	5,810	(1)(4)	365,100
McClelland	—	—	—	—	22,715	(1)(5)	552,883	45,430	(1)(6)	1,105,766
	—	—	—	—	25,522	(7)	621,205	68,060	(8)	1,656,580
	—	—	—	—	14,084	(9)	342,805	56,340	(10)	1,371,316
	—	—	—	—	7,555	(11)	183,889	—		—
Ronald M.	—	—	—	—	37,750	(1)(3)	909,586	—		—
Coppock	—	—	—	—	22,715	(1)(5)	552,883	45,430	(1)(6)	1,105,766
	—	—	—	—	25,181	(7)	612,906	67,150	(8)	1,634,431
	—	—	—	—	13,414	(9)	326,497	53,660	(10)	1,306,084
	—	—	—	—	6,990	(11)	170,137	—		—
(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2013 of $24.34 per share.

(3)	Shares of restricted stock were granted on July 12, 2013 and vest annually over four years with the first vesting occurring on July 12, 2014. Shares represent the additional annual grants made after the Motorola Home acquisition and one-time special award made in connection with the freezing of the non-qualified pension plan and the completion of the Motorola Home acquisition. (See Footnote 2 of the Summary Compensation Table for details.)

(4)	Shares of restricted stock that are subject to performance measures were granted on July 12, 2013 as part of the performance share portion of the additional annual grant made after the Motorola Home acquisition. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2016. Included in the table above is 200% of the target award in both units and market value.

(5)	Shares of restricted stock were granted on March 29, 2013 and vest annually over four years with the first vesting occurring on March 29, 2014.

(6)	Shares of restricted stock that are subject to performance measures were granted on March 29, 2013. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2016. Included in the table above is 200% of the target award in both units and market value.

(7)	Shares of restricted stock were granted on March 28, 2012 and vest annually over four years with the first vesting occurring on March 28, 2013.

(8)	Shares of restricted stock that are subject to performance measures were granted on March 28, 2012. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2015. Included in the table above is 200% of the target award in both units and market value.

(9)	Shares of restricted stock were granted on March 31, 2011 and vest annually over four years with the first vesting occurring on March 31, 2012.

(10)	Shares of restricted stock that are subject to performance measures were granted on March 31, 2011. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares vested on January 31, 2014. Included in the table above is 200% of the target award in shares in both units and market value.

(11)	Shares of restricted stock were granted on March 25, 2010 and vest annually over four years with the first vesting occurring on March 25, 2011.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Robert J. Stanzione	202,670	698,275	89,289	1,530,216
David B. Potts	70,610	284,458	34,667	594,108
Lawrence A. Margolis	137,610	1,158,949	34,667	594,108
Bruce McClelland	30,174	113,687	34,667	594,108
Ronald M. Coppock	62,871	128,967	32,717	560,674
(1)	Amount shown for each NEO is the aggregate number of options granted in previous years that were exercised and sold during 2013 and the taxable compensation realized (aggregate sales price less aggregate exercise price) on such shares exercised and sold. The amounts are not reflected in the Summary Compensation Table.

(2)	Amounts shown for each NEO represent the aggregate number of shares of restricted stock granted in the previous years that vested during the calendar year. Vested shares may be held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld for taxes. These amounts are not reflected in the Summary Compensation Table.

Executive Benefits and Perquisites

Our NEOs are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. We also maintain a non-qualified retirement savings plan.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	—	—	—
	Non Qualified Plan	43	13,017,433	—
David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	18	740,538	—
Lawrence A. Margolis	Qualified Pension Plan	18	533,565	—
	Non Qualified Plan	30	2,511,856	—
Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	6	122,579	—
Ronald M. Coppock	Qualified Pension Plan	5	59,085	—
	Non Qualified Plan	18	657,795	—

The Company maintained qualified and non-qualified defined benefit pension plans. The qualified plan for the NEOs was frozen on December 31, 1999, the non-qualified defined benefit plan was frozen on June 30, 2013. No further accrual of benefit under the plans has occurred since the plans were frozen. Neither Mr. Potts nor Mr. McClelland participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the NEO’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the NEO’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the NEO’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis, Potts and Coppock are 66, 66, 56 and 59 years of age, respectively, and thus could elect to retire and receive benefits immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. An actuarial adjustment under the plan also is made for deferred retirement. There is no lump sum payment option available, except for Mr. Stanzione (see below). Effective June 30, 2013, the Company froze benefit accruals under the non-qualified defined benefit plan as well as the addition of any new participants. Participants’ benefits will continue to be distributed in accordance with the provisions of the plan. A one-time grant of restricted shares was made, in part, to reflect the present value of the lost future accruals under the frozen plan and is reflected in the Summary Compensation Table.

The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors in the event of a bankruptcy.

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, Mr. Stanzione’s non qualified deferred benefit pension plan has several changes, in particular a normal retirement age of 62, and the lump sum payment on termination is the form of payment. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate “Rabbi Trust” to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay, subject to the Internal Revenue Service maximum contribution (which was $17,500 during 2013). The NEOs participate in this plan and received the Company match, which could not exceed $10,200 for 2013.

In addition, in 2008 the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the NEOs, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. Tax law disallows contributions on income above $255,000 or contributions of more than $17,500. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.

The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the NEOs, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.

The table below reflects the change in value of the NEO’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2013. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Stanzione
Frozen Plan	—	—	—	—	—
Active Plan	16,632	49,400	219,122	—	941,028
David B. Potts
Frozen Plan	—	—	—	—	—
Active Plan	9,168	12,200	12,778	—	113,610
Lawrence A. Margolis
Frozen Plan	—	—	116,739	—	489,570
Active Plan	16,457	15,312	51,002	—	278,030
Bruce McClelland
Frozen Plan	—	—	23,720	—	95,433
Active Plan	16,350	14,600	38,799	—	224,863
Ronald M. Coppock
Frozen Plan	—	—	18,493	—	95,370
Active Plan	14,021	12,096	28,054	—	231,815
(1)	Excludes deferral of bonuses paid in 2013 with respect to the 2012 calendar year.

(2)	Represents the company match made in 2013 for 2012 employee contributions.

Other Perquisites.    Until 2010, the Company reimbursed certain club membership fees and airline club dues and paid for financial counseling services for our NEOs, but no longer does so. The Company is unaware of any significant perquisites.

Clawback Policy

In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arrisi.com under the caption Investor Relations.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The employment agreements generally are one year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. Under the agreements, the outstanding equity awards of executives terminating their employment who are 62 years old or older with ten or more years of experience, will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition and trade secret protection provisions of the agreements. The agreements also reflect the Rabbi Trust and funding elements described above with respect to the Company’s non-qualified defined benefit plan and the SERP of Mr. Stanzione. Since both Mr. Stanzione and Mr. Margolis are 65 and older, their agreements are terminable on 12 months’ notice. Also, Mr. Stanzione’s agreement contains various terms related to his SERP that are described above Pension Benefits.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2013.

	Duration(1)	Salary Benefit	Bonus(10)	Benefits	Accelerate Equity(11)	Total
Robert J. Stanzione Change in Control or Without “Good Cause”	3 years	$2,625,000	$2,661,640(6)	$97,074	$31,337,973	$36,721,687

David B. Potts
Death(2)	3 months	120,000	—	—	—	120,000
Disability(3)	6 months	240,000	—	8,739	—	248,739
Without “Good Cause”(4)	2 years	960,000	576,000(8)	34,954	10,962,545	12,533,499
Change in Control(5)	2 years	960,000	334,831(9)	34,954	10,962,545	12,292,330
Lawrence A. Margolis Change in Control or Without “Good Cause”	2 years	920,000	587,742(7)	36,510	10,199,256	11,743,508

Bruce McClelland
Death(2)	3 months	115,000	—	—	—	115,000
Disability(3)	6 months	230,000	—	8,621	—	238,621
Without “Good Cause”(4)	1 year	460,000	276,000(8)	17,242	10,036,133	10,789,376
Change in Control(5)	1 year	460,000	164,340(9)	17,242	10,036,133	10,677,715
Ronald M. Coppock
Death(2)	3 months	97,500	—	—	—	97,500
Disability(3)	6 months	195,000	—	10,887	—	205,887
Without “Good Cause”(4)	1 year	390,000	234,000(8)	21,773	9,203,228	9,849,002
Change in Control(5)	1 year	390,000	147,301(9)	21,773	9,203,228	9,762,303
(1)	Represents the termination period during which payments are made

(2)	Three months of salary continuation paid to NEO’s estate.

(3)	Six months of salary and benefits continuation paid.

(4)	Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)	Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)	Average of highest three bonuses earned in previous five years.

(7)	Most recent annual bonus paid or payable.

(8)	Target bonus equal to 75% of annual base salary.

(9)	Average of two prior paid annual bonuses.

(10)	Does not include bonus earned in 2013 but not paid until 2014, except for Mr. Margolis.

(11)	Applicable tax gross-up provision was triggered under the assumption of a change of control at December 31, 2013. The column reflects $10,127,683; $3,239,317; $3,135,277; $2,949,007 and $2,584,939 in estimated gross-up payments for Messrs. Stanzione, Potts, Margolis, McClelland and Coppock, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this Proxy Statement.

Debora J. Wilson, Chairperson

Alex B. Best

Harry Bosco

John Anderson Craig

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the stockholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•

any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2013 fiscal year nor are there any such transactions proposed other than sales in the ordinary course to Comcast Inc. and various post-closing transitional services to be provided by, or to, Google Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2014, subject to shareholder ratification. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2013 and 2012. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $8,167,245 and $2,160,698 in 2013 and 2012, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

Fees for audit-related services totaled $138,562 and $1,649,990 in 2013 and 2012, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $845,899 and $263,920 in 2013 and 2012, respectively.

All Other Fees

Fees for all other services not included above were $2,807,310 for 2013 that consisted of services in connection with the Motorola Home acquisition and $0 for 2012.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2015 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 10, 2014, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2015 Annual Meeting of Stockholders. Additionally, the proxy solicited by the Board of Directors for the 2015 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting that is not included in the Company’s proxy statement and proxy relating to the 2015 Annual Meeting of Stockholders unless the Company is provided written notice of such proposal no later than February  23, 2015.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 9, 2014

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

May 14, 2014
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.arrisi.com/proxy

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■ 00033333333333001000 8	051414

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Alex B. Best	☐	☐	☐
			Harry L. Bosco	☐	☐	☐
			James A. Chiddix	☐	☐	☐
			Andrew T. Heller	☐	☐	☐
			Matthew B. Kearney	☐	☐	☐
			Robert J. Stanzione	☐	☐	☐
			Doreen A. Toben	☐	☐	☐
			Debora J. Wilson	☐	☐	☐
			David A. Woodle	☐	☐	☐
		2.	Voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in these proxy materials;	☐	☐	☐
		3.	Ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014; and	☐	☐	☐
		4.	Transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                    ■

ARRIS GROUP, INC.

3871 Lakefield Drive

Suwanee, GA 30024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Stanzione, Lawrence Margolis, and David Potts, and each of them, with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Arris Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 14, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

May 14, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.arrisi.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■ 00033333333333001000 8	051414

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Alex B. Best	☐	☐	☐
			Harry L. Bosco	☐	☐	☐
			James A. Chiddix	☐	☐	☐
			Andrew T. Heller	☐	☐	☐
			Matthew B. Kearney	☐	☐	☐
			Robert J. Stanzione	☐	☐	☐
			Doreen A. Toben	☐	☐	☐
			Debora J. Wilson	☐	☐	☐
			David A. Woodle	☐	☐	☐
		2.	Voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in these proxy materials;	☐	☐	☐
		3.	Ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014; and	☐	☐	☐
		4.	Transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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